Exhibit 99.1

News Release

SANDRA WIJNBERG PLANS TO STEP DOWN AS

CHIEF FINANCIAL OFFICER OF MMC IN MARCH 2006

NEW YORK, NEW YORK, August 22, 2005—Marsh & McLennan Companies, Inc. (MMC) announced today that Sandra S. Wijnberg, senior vice president and chief financial officer, plans to resign from the company in March 2006.

Michael G. Cherkasky, president and chief executive officer of MMC, said: “While we are disappointed that Sandra has decided to leave MMC, we greatly appreciate the substantial contributions she has made. With her skills, professionalism, and energy, she has added significant value to the company and led a first-class finance team. I am especially grateful for her wisdom and guidance during recent challenging months for MMC. We have begun an active search for her successor, but Sandra will remain with us through the reporting of our results for the current year and will work closely with her successor to ensure a smooth transition.”

Ms. Wijnberg added, “The past five and a half years at MMC have been among the most challenging and rewarding of my career. MMC is a great company with businesses that have, and will continue to build, strong market positions. Now that the company is well on the path to recovering from its recent challenges, I believe that it is the right time for me to explore the next stage of my professional career. I value the opportunities I’ve had and the friendships I’ve made at MMC. I am proud of my colleagues and our many shared accomplishments, and I have great confidence that they will continue to succeed in the future.”

Ms. Wijnberg, 49, joined MMC in January 2000 to assume her current position. Previously, from 1997 through 1999, Ms. Wijnberg was senior vice president and treasurer of Yum! Brands, Inc. (formerly Tricon Global Restaurants, Inc.). Prior to joining Yum! Brands, Ms. Wijnberg spent three years with PepsiCo, Inc., last serving as senior vice president and chief financial officer of its KFC Corporation division. Before joining PepsiCo, Ms. Wijnberg spent twelve years in investment banking.

MMC is a global professional services firm with annual revenues exceeding $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world's leading risk and reinsurance specialist; Kroll, the world's leading risk consulting company; Putnam Investments, one of the largest investment management companies in the United States; and Mercer, a major global provider of consulting services. Approximately 60,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.

Marsh & McLennan Companies, Inc. and its subsidiaries (“MMC”) and their representatives may from time to time make verbal or written statements (including certain statements contained in this press release and MMC filings with the Securities and Exchange Commission and in our reports to stockholders) relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, discussions concerning the matters raised in the complaint filed by the New York Attorney General’s Office stating a claim for, among other things, fraud and violations of New York State antitrust and securities laws, the complaint filed by the Connecticut Attorney General and numerous other investigations being conducted by other state attorneys general and state superintendents or commissioners of insurance, elimination of market services agreements (“MSA”), the new business model of Marsh Inc., the adverse consequences arising from market-timing issues at Putnam, including fines and restitution, revenues, expenses, earnings and cash flow, capital structure, existing credit facilities, and access to public capital markets including commercial paper markets, pension funding, market and industry conditions, premium rates, financial markets, interest rates, foreign exchange rates, claims, lawsuits and other contingencies, and matters relating to MMC's operations and income taxes.

Such forward-looking statements are based on management's expectations concerning current and future events impacting MMC. Forward-looking statements by their very nature involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by forward-looking statements that we make include:

•

the impact of litigation and regulatory proceedings brought by the New York Attorney General’s Office, the Connecticut Attorney General’s Office and other federal and state regulators and law enforcement authorities concerning insurance and reinsurance brokerage operations;

•

the impact of class actions, derivative actions and individual suits brought by policyholders and shareholders (including MMC employees) asserting various claims, including claims under U.S. securities laws, ERISA, RICO, unfair business practices and other common law or statutory claims;

•	loss of producers or key managers;
•	inability to negotiate satisfactory compensation arrangements with insurance carriers or clients;
•	inability to reduce expenses to the extent necessary to achieve desired levels of profitability;
•	inability to collect previously accrued MSA revenue;
•	changes in competitive conditions;

•	changes in the availability of and the market conditions and the premiums insurance carriers charge for insurance products;
•	mergers between client organizations;
•	insurance or reinsurance company insolvencies;
•	the impact of litigation and other regulatory matters stemming from market-timing issues at Putnam;
•	changes in worldwide and national equity and fixed income markets;
•	actual and relative investment performance of the Putnam mutual funds;
•	the level of sales and redemptions of Putnam mutual fund shares;
•	Putnam’s ability to maintain investment management and administrative fees at current levels;
•	the ability of MMC to successfully access the public capital markets to meet long term financing needs;
•	the continued strength of MMC’s relationships with its employees and clients;
•	the ability to successfully integrate acquired businesses and realize expected synergies;
•	changes in general worldwide and national economic conditions;
•	the impact of terrorist attacks;
•	changes in the value of investments made in individual companies and investment funds;
•	fluctuations in foreign currencies;
•	actions of regulators and law enforcement authorities;
•	changes in interest rates or the inability to access financial markets;
•	adverse developments relating to claims, lawsuits and contingencies;
•	prospective and retrospective changes in the tax or accounting treatment of MMC's operations; and
•	the impact of other legislation and regulation in the jurisdictions in which MMC operates.

Forward-looking statements speak only as of the date on which they are made, and MMC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

MMC and its operating companies use their websites to convey meaningful information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management at Putnam. Monthly updates of total assets under management at Putnam will be posted to the MMC website the first business day following the end of each month. Putnam posts mutual fund and performance data to its website regularly. Assets for most Putnam retail mutual funds are posted approximately two weeks after each month-end. Mutual fund net asset value (NAV) is posted daily. Historical performance and Lipper rankings are also provided. Investors can link to MMC and its operating company websites through www.mmc.com.